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                                       CONFIDENTIAL


December 18, 1998


Mr. Thomas S. Hilton
602 Carman View Ct.
Ballwin, MO 63021

Dear Tom:

    Thank you for taking the time to visit with Hord and me on December 16.
We are very excited about having you join D&K as the Senior Vice President and Chief Financial Officer. Outlined below are the significant points of the terms of employment that I believe we mutually agreed upon:

Title:                    Senior Vice President and Chief Financial Officer

General Job Description:  Senior officer in charge of the successful leadership and execution of all financial planning and management, accounting, and administration functions. Such functions include, but are not limited to:

                          * External and internal financial reporting
                          * Merger and acquisition projects
                          * Budgeting, forecasting and planning
                          * Income taxes
                          * Risk management and insurance programs
                          * Employee benefits and 401(k) plans
                          * Working capital management

                          Your position reports directly to the President and COO.

Salary:                   $165,000 per annum

Bonus: 30% of base salary upon achieving net income targets as established at the discretion of the Board of Directors. For fiscal 1999, your bonus may or may not be prorated based on your performance.



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Page Two


Change in Control:        During the first 24 months of your employment a
                          Change in Control occurs, defined as the acquisition of 51% or more of the then outstanding voting shares of the Company by an outsider, and your position is terminated due to the Change in Control, you will be eligible for severance compensation equal to one times your current annual base salary.

Company Car:              Level I automobile (executive level) per D&K's Auto
                          Lease Program, or an auto allowance to be mutually agreed upon.

Stock Options:            Subject to Board of Director approval, an initial
                          award of 45,000 options that would vest in three equal increments over a three-year period
                          (15,000/year) upon the successful completion of mutually-defined goals and objectives at the end of years one, two and three. Option price will be the fair market value of the Company's Common Stock on the date of each award.

Benefits:                 After 60 days, you will qualify for D&K's health
                          coverage and participation in D&K's 401(k) plan and long-term disability plan. In addition, you will be eligible for the Executive Deferred Compensation Plan established for retirement income.

Other: The Company will reimburse you for other reasonable business related expenses including but not limited to:

                          * Monthly dues for Greenbriar Country Club
                          * Cellular phone expenses
                          * Professional association dues
                          * Other out-of-pocket expenses related to performing
                            your responsibilities.

                          In addition, in the first year of your employment, you will be eligible for three weeks of vacation.



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Page Three

    Tom, I hope I have adequately explained our job offer to you, and I hope we have addressed any issues or questions you have regarding employment with D&K. Per our discussion, we anticipate your starting date to be on or about January 11, 1999.

    We are extremely excited about your joining D&K's corporate team, and we think you will play an integral part in D&K's future growth and success. Please keep in touch in the interim.

Sincerely,


/s/ Martin D. Wilson
--------------------
Martin D. Wilson
President and Chief Operating Officer

MDW/ejb

cc:   J.H. Armstrong, III




Accepted by: /s/ Thomas S. Hilton               Date: January 7, 1999
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